Exhibit B-53

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CUSTOM ENERGY HOLDINGS, L.L.C.

         THIS LIMITED LIABILITY COMPANY AGREEMENT ("LLC Agreement"), is made and entered into as of the 26th day of July, 2002, by and between KLT Energy Services Inc., a Missouri corporation ("KLT"), Environmental Lighting Concepts, Inc., a Minnesota corporation ("ELC") and SE Holdings, L.L.C., a Delaware limited liability company ("Holdings") (KLT, ELC and Holdings are each hereinafter referred to as a "Member").

         WHEREAS, the Members organized this limited liability company (this "Company" or "CE") under the Delaware Limited Liability Company Act (the "Delaware Act") on or about May 19, 1997 under the name of Custom Energy, L.L.C. (which name was changed to Custom Energy Holdings, L.L.C. on December 8, 1999) and entered into an Amended and Restated Operating Limited Liability Company Agreement on or about December 31, 1999;

         WHEREAS, the Company and the Members have decided distribute out all of its interest in Custom Energy, L.L.C. to the holders of the Series CEL Preferred and Common Voting and Economic Interests in exchange for such interests;

         WHEREAS, the Members have decided to amend and restate the Company's limited liability company agreement as set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
THE LIMITED LIABILITY COMPANY

         1.1     Formation of Limited Liability Company. The Certificate of Formation of Custom Energy, LLC (the "Company") was filed in the office of the Secretary of State of Delaware pursuant to the Delaware Act on the 19th day of May, 1997, amended in the office of the Secretary of State of Delaware pursuant to the Delaware Act on the 8th day of December, 1999 to amend the Company's name to Custom Energy Holdings, L.L.C., and is hereby ratified by each of the Members. All prior agreements concerning the limited liability company agreement of the Company are cancelled and shall have no further effect with respect to matters occurring after the date of this LLC Agreement.

         1.2     Registered Office and Agent.  The address of the Company's registered office in the State of Delaware is located at 1013 Centre Road, Wilmington, Delaware 19805, or any other or additional place or places as the Members may determine from time to time, and the registered agent at such office is The Corporation Service Company.

         In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Management Committee shall promptly designate a replacement registered agent or registered office as the case may be, and make the appropriate filings with the secretary of state. If the Management Committee shall fail to designate a replacement registered agent or registered office, as the case may be, then any one Member may designate a replacement registered agent or registered office and make the appropriate filings in the Office of the Secretary of State of Delaware.

         1.3     Purpose. The purpose and business of the Company shall be to own or invest in business ventures which undertake to provide power supply coordination services, direct power and gas, and competitive power purchasing strategies to commercial and industrial customers, and to do all other things which are reasonably incidental to the foregoing. The Company may transact any or all other lawful business for which a limited liability company may be organized under the Delaware Act upon the affirmative vote or consent of all of the Members of the Company specifically authorizing any such other lawful business.

         1.4     Principal Place of Business. The principal place of business of the Company shall be 10740 Nall, Overland Park, Kansas 66211, or at such other place or places within or without the State of Delaware as the Management Committee may designate from time to time.

         1.5     Property. All assets, including real and personal property owned and held by the Company shall be owned by the Company in the name of the Company and no Member or Economic Interest Owner shall have any ownership interest in such property in its individual name or right. Each Member's or Economic Interest Owner's interest in the Company shall be personal property for all purposes. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber any interest in the property of the Company shall be signed only as authorized by the affirmative vote or consent of the Members as provided in this LLC Agreement.

         1.6     No State Law Partnership The Members have formed the Company under the Delaware Act, and intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, that no Member shall be a partner of, or a joint venturer with, any other Member for any purpose, other than for United States federal and state tax purposes, and that this LLC Agreement shall not be construed to suggest otherwise.

         1.7     Limited Authority of Members. No Member shall have any authority to bind the Company as to any matter except as expressly provided herein.

ARTICLE 2
DEFINITIONS

         2.1     Definitions. As used in this LLC Agreement:

                 (a)      "Affiliate" means, when used with reference to a specified Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such specified Person, (ii) any Person owning or controlling 10 percent or more of the outstanding voting securities of such specified Person, and (iii) any officer, director or partner of such specified Person or of any Person specified in (i) or (ii) above. The term "Affiliate" shall not include any Person providing legal, accounting or other professional services to the Company solely on account of providing such services.

                 (b)      "Capital Account" means, with respect to any Member or Economic Interest Owner, the Capital Account maintained for such Person in accordance with the following provisions:

                         (i)     To each Person's Capital Account there shall be credited such Member's or Economic Interest Owner's Capital Contributions, such Member's or Economic Interest Owner's distributive share of Net Profits and any items in the nature of income or gain which are specially allocated pursuant to Article 7 hereof, and the amount of any Company liabilities assumed by such Member or Economic Interest Owner or which are secured by any Property distributed to such Member or Economic Interest Owner.

                         (ii)    To each Member's or Economic Interest Owner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Member or Economic Interest Owner pursuant to any provision of this LLC Agreement, such Member's or Economic Interest Owner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Article 7 hereof, and the amount of any liabilities of such Member or Economic Interest Owner assumed by the Company or which are secured by any property contributed by such Member or Economic Interest Owner to the Company.

                         (iii)   In the event any interest in the Company is transferred in accordance with the terms of this LLC Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                         (iv)    In determining the amount of any liability for purposes of Sections 2.1(b)(i) and 2.1(b)(ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

         The foregoing provisions and the other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members and Economic Interest Owners), are computed in order to comply with such Regulations, such modification shall be made, provided that it is not likely to have a material effect on the amounts distributable to any Member or Economic Interest Owner. Adjustments and modifications also shall be made as are necessary or appropriate to maintain equality between the Capital Accounts of the Members and Economic Interest Owners and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g). The Capital Accounts shall contain appropriate subaccounts for each Series owned by a Member or Economic Interest Owner. The Capital Account balances of each of the Members as of the date of this Second Amended and Restated Limited Liability Company Agreement, and immediately after the distribution of Custom Energy, L.L.C., shall be set forth in Exhibit A to this LLC Agreement, which is incorporated herein by this reference.

                 (c)      "Capital Contribution" or "Capital Contributions" means, with respect to any Member or Economic Interest Owner, the amount of money and the Gross Asset Value of any property (other than money) contributed to the Company with respect to the Economic or Voting Interest of a Series held by such Member or Economic Interest Owner pursuant to the terms of this LLC Agreement. The Capital Contributions of the Members as of the date of this Amended and Restated LLC Agreement are set forth on Exhibit A hereto, which is incorporated herein by this reference.

                 (d)      "Economic Interest" shall mean, for each Series, the ownership interest of a Person in the Company's Net Profits, Net Losses and the distribution of Net Profits and/or the Company's assets pursuant to this LLC Agreement and the Delaware Act, but shall not include any right to vote on, consent to or otherwise participate in any decision of the Members in the management of the Company, nor any right to appoint a representative of the Management Committee. Series CE Economic Interests and Series SEL Economic Interests are, individually and collectively, "Economic Interests" of the Company.

                 (e)      "Economic Interest Owner" shall mean any Person who owns an Economic Interest in a Series, but is not a Member.

                 (f)     "Majority in Interest" shall mean fifty-one percent (51%) or more of the Voting Interests of a Series held by the Members determined pursuant to an affirmative vote or consent of the Members at the time the Majority in Interest provision applies.

                 (g)     "Management Committee" shall mean the committee of the Company, appointed by the Members and established pursuant to Article 3 of this LLC Agreement.

                 (h)     "Member" shall mean any person executing this LLC Agreement from time to time and as otherwise admitted as a member of the Company as provided in Section 11.1 of this LLC Agreement.

                 (i)     "Net Profits" and "Net Losses" means, for each Series and for each fiscal year, an amount equal to the Company's taxable income or loss attributable to such Series for such fiscal year, determined in accordance with Code Section 703(a) (for these purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                         (i)     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.1(i) shall be added to such taxable income or loss;

                         (ii)    Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.1(i) shall be subtracted from such taxable income or loss;

                         (iii)   In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section (b)(ii) or Section (b)(iii) of Exhibit B hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses for the applicable Series;

                         (iv)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                         (v)     In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with (d) of Exhibit B hereof;

                         (vi)    To the extent an adjustment to the adjusted tax basis of any Company asset is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's or Economic Interest Owner's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

                         (vii)   Notwithstanding any other provision of this Section 2.1(i), any items which are specially allocated pursuant to Article 7 hereof shall not be taken into account in computing Net Profits or Net Losses.

         The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Article 7 hereof shall be determined by applying rules analogous to those set forth in Sections (e)(i) through (e)(iv) of Exhibit B. The Net Profits or Net Losses (or items of income, gain, loss or deduction) for the Series SEL interests attributable to shall be the Company's Net Profits or Net Losses (or items of income, gain, loss or deduction) realized by SEL. The Series CE Net Profits or Net Losses (or items of income, gain, loss or deduction) shall be the Company's Net Profits and Net Losses (or items of income, gain, loss or deduction) not realized by SEL.

                 (j)      "Person" shall include any individual, trust, estate, corporation, partnership, limited liability company, association or other entity.

                 (k)     "Proceeds" shall mean, with respect to any period and for each Series, gross receipts received by the Company from all sources during such period, including, without limitation, all sales, other dispositions, and refinancing of the Company's property, but does not include Capital Contributions as provided for in Article 6 of this LLC Agreement.

                 (l)     "SEL" shall mean Strategic Energy, L.L.C., a Delaware limited liability company.

                 (m)     "Series" shall mean a division of Economic Interest or Voting Interest, having separate rights, power and duties, with respect to specified property or obligations of the Company, or profits and losses associated with specified property or obligations, as set forth in this LLC Agreement.

                 (n)     "Series CE Economic Interest" shall mean the ownership interest of a Person, expressed in Units, in the Company's Net Profits, Net Losses and the distribution of cash or property and/or the Company's assets which do not arise from and are not associated with the Series SEL Economic Interest.

                 (o)     "Series CE Voting Interest" shall mean the voting rights of a Person, expressed in Units, in the Company (including without limitation, the right to appoint representatives to the Management Committee as herein provided), as set forth in this LLC Agreement.

                 (p)     "Series SEL Economic Interest" shall mean the ownership interest of a Person, expressed in Units, in the Company's Net Profits, Net Losses and the distribution of cash or property and/or the Company's assets arising from or associated with the Company's ownership interests in SEL, as set forth in this LLC Agreement.

                 (q)     "Series SEL Voting Interest" shall mean the voting rights of a Person, expressed in Units, in the Company (including without limitation, the right to appoint representatives to the Management Committee as herein provided), with respect to matters pertaining to or arising out of the Company's ownership interest in SEL, as set forth in this LLC Agreement.

                 (r)     "Subsidiary" means, with respect to the Company, any Person of which securities or other ownership interests having ordinary voting power to elect at least a majority of the board of directors or other persons performing similar functions are at the same time directly owned or indirectly owned by the Company.

                 (s)     "Unit" shall mean a fraction of an Economic Interest or a Voting Interest, as the case may be, the numerator of which shall be one (1), and the denominator of which shall be the total number of issued and outstanding Units of the Company.

                 (t)     "Voting Interest" shall mean, with respect to any Member and for each Series, such Person's ownership of voting rights in the Company (including without limitation the right to appoint representatives to the Management committee as herein provided), as set forth in this LLC Agreement. Series CE Voting Interests and Series SEL Voting Interests are, individually and collectively, "Voting Interests".

         2.2     Other Definitional Provisions.

                 (a)     Exhibit B hereto contains definitions of certain additional terms used therein.

                 (b)     As used in this LLC Agreement, accounting terms not defined in this LLC Agreement shall have the respective meanings given to them under generally accepted accounting principles.

                 (c)     The words "hereof," "herein" and "hereunder" and words of similar import when used in this LLC Agreement shall refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement, and Article, section, subsection, schedule and exhibit references are to this LLC Agreement unless otherwise specified.

                 (d)     Words of the masculine gender shall be deemed to include the feminine or neuter genders, and vice versa, where applicable.

                 (e)     Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

ARTICLE 3
MANAGEMENT

         3.1     Management Committee. The business and affairs of the Company shall be controlled and managed by a Management Committee which, subject to the provisions and limitations contained in this LLC Agreement and any applicable law, shall have the power and authority to take, or cause to be taken, any and all actions necessary and proper to conduct the business affairs of the Company and carry out its duties as described in this LLC Agreement. The Members acknowledge and agree that this Company acts solely as a holding company for the ownership interests in subsidiary operating companies, and that each such operating company is managed by its own management committee. The Company and its Management Committee shall have the authority, as set forth in this LLC Agreement, only as to decisions with respect to the management of this Company and the sale of its assets (subject in certain cases to the approval of the respective Subsidiary management committees).

         The Management Committee shall consist of three (3) representatives, one (1) of whom shall be appointed by KLT, one (1) of whom shall be appointed by ELC, and one (1) of whom shall be appointed by Holdings. In the event of the resignation or death of a representative, the vacancy shall be promptly filled by a nominee of the Member who appointed the departing representative. The appointment of each representative on the Management Committee subsequent to the initial representatives named this Section 3.1 shall be evidenced by an appointment, and acceptance of appointment, in a writing delivered to the Company by the Member entitled to appoint such representative. Each representative will serve on the Management Committee at the pleasure of the Member appointing him or her. The Management Committee shall, as of the date of this LLC Agreement, consist of Gregory J. Orman (appointed by KLT), Mark R. Schroeder (appointed by ELC) and Richard M. Zomnir (appointed by Holdings).

         If a Member transfers all of its Economic Interests in all Series and the transferee thereof is admitted as a Member of the Company as provided in Section 11.1 of this LLC Agreement, then the transferee of such Economic Interest shall succeed to such Member's rights to appoint representatives to the Management Committee as provided in this Section 3.1.

         3.2     Chairman and Other Officers. A representative on the Management Committee shall serve as the Chairman of the Management Committee and as Chief Executive Officer of the Company. The initial Chairman of the Management Committee and Chief Executive Officer of the Company shall be Gregory J. Orman. The Chief Executive Officer shall have those duties and responsibilities as are outlined in Section 3.12 hereof. The Company shall have such other officers as may be appointed by the Management Committee, or in the absence of such appointment, as designated by the Chairman of the Management Committee. The Chairman of the Management Committee shall preside at all meetings of the Management Committee, and shall have such other duties and responsibilities as may be assigned by the Management Committee from time to time.

         3.3     Meetings. The Management Committee shall have quarterly meetings within eight weeks after the end of each fiscal quarter. Meetings of the Management Committee may be called by either the Chairman of the Management Committee, or by another representative on the Management Committee, by written notice designating the time and place of the meeting sent to each representative not fewer than five (5) nor more than ten (10) days before the date of the meeting to the address of the Member appointing such representative. If no place is designated, then the meeting shall be held at the Company's principal place of business. If all of the representatives to the Management Committee meet at any time and place, the meeting shall be valid without call or notice and any lawful action may be taken at such meeting.

         3.4     Quorum.  The presence of two (2) representatives of the Management Committee shall constitute a quorum at any duly called meeting of the Management Committee.

         3.5     Voting.  Each representative on the Management Committee shall be entitled to an equal vote upon each matter submitted or required to be submitted to a vote at a meeting of the Management Committee. An affirmative vote of two representatives shall be required to approve the action to be taken by the Management Committee.

         3.6     Action Without A Meeting.  Any action which is required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, is signed by each of the representatives to the Management Committee and filed with the Company.

         3.7     Telephone Meetings. Representatives of the Management Committee may participate in a meeting of the Management Committee by means of conference telephone or other similar communication equipment whereby all persons participating in the meeting can hear each other. Participation in the meeting in this manner constitutes presence in person at the meeting.

         3.8     Waiver of Notice. Whenever any notice is required to be given to any representative to the Management Committee, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at or after the time stated therein, and delivered to the Company for inclusion in the minutes or filing with the Company's records, shall be deemed equivalent to the giving of such notice.

         3.9     Salary and Expenses. Representatives serving on the Management Committee, as such, shall not receive any stated salary for their services on the Management Committee, but by resolution of the Management Committee may receive reimbursement of expenses of attendance at each meeting of the Management Committee.

         3.10    Powers of Members. The Members shall have the sole and exclusive power to approve the following, upon the unanimous consent of all Members holding Series CE Voting Interests, or Voting Interests in the relevant Series as the case may be:

                 3.10.1  Amend this LLC Agreement;

                 3.10.2  Take any action or fail to take any action with respect to any Series in contravention of this LLC Agreement;

                 3.10.3  Dissolve and wind up the business of the Company or any Series, or the taking of any corporate or other action by or on behalf of the Company in furtherance of the foregoing (except as contemplated in Sections 3.11 and 13.2);

                 3.10.4  Require additional Capital Contributions to a Series or modify a Member's or Economic Interest Owner's obligation to make a Capital Contribution to a Series (except as provided in Article 6 of this LLC Agreement);

                 3.10.5  Assume, incur, or guarantee or become liable for any indebtedness or borrowed money on behalf of a Series of the Company if such indebtedness or borrowed money is recourse to any of the Members of the Series.

         3.11    Powers of the Management Committee. Except as set forth in Section 3.10 above, the Management Committee shall have the power to do the following, without the consent of the Members; provided, however, that any such action affecting the rights, obligations, assets or business of Series SEL must also be approved by the Management Committee of SEL:

                 3.11.1  Merge or consolidate or agree to merge or consolidate the Company with or into any other entity;

                 3.11.2  Make an acquisition of, or investment in, any business enterprise or venture by a Series;

                 3.11.3  Assume, incur or guarantee or become liable for any indebtedness or borrowed money on behalf of the Company or a Series;

                 3.11.4  Take such other actions specified in this LLC Agreement as requiring the consent or approval of the Management Committee;

                 3.11.5  Sell, exchange, lease, mortgage, pledge or otherwise dispose of all or a substantial portion of the property and assets of the Company or Series in a single transaction or series of related transactions;

                 3.11.6  Make any distributions to the Members or Economic Interest Owners holding an Economic Interest in a Series, except as otherwise provided in or contemplated by this LLC Agreement;

                 3.11.7  File any registration statement (other than a Form S-8) or any amendments thereto with the Securities and Exchange Commission ("SEC") registering any of the Voting Interests, Economic Interests or other securities of the Company or file or prepare a prospectus in accordance with Rule 424(b) as promulgated by the SEC;

                 3.11.8  The partition of any assets of a Series of the Company or any distribution of any assets of a Series of the Company;

                 3.11.9  Admit any substitute or additional Members or Economic Interest Owners in any Series (except as provided in Articles 6 or 10 of this LLC Agreement);

                 3.11.10 The sale, assignment or transfer of a Voting Interest or Economic Interest of a Series, except as otherwise expressly permitted by this LLC Agreement.

         3.12    Duties of Chief Executive Officer. The Chief Executive Officer shall be responsible for the management of the day to day business and affairs of the Company and as otherwise directed by the Management Committee from time to time. Any decision or act of the Chief Executive Officer within the scope of the Chief Executive Officer's authority granted hereunder shall control and bind the Company. The Chief Executive Officer may, at his sole discretion, delegate his duties and responsibilities hereunder to other officers of the Company. Except as set forth in Sections 3.10 and 3.11 above, the Chief Executive Officer shall have the power to do the following, without the consent of the Members or the Management Committee:

                 3.12.1  Control of the day-to-day operations of the Company;

                 3.12.2  Carrying out and affecting all directions of the Management Committee;

                 3.12.3  Providing for the accounting function for the Company;

                 3.12.4  Applying for and obtaining all appropriate insurance coverage;

                 3.12.5  Temporary investment of the Company's funds and short-term investments providing for appropriate safety of principal;

                 3.12.6  Engaging in any kind of activity and performing and carrying out all contracts of any kind necessary to, in connection with or incidental to the accomplishment of the purposes and business of the Company, so long as said activities and contracts are in the ordinary course of business;

                 3.12.7  Negotiate, execute and perform all agreements, and exercise all rights and remedies of the Company in connection with the foregoing; and

                 3.12.8  Providing quarterly and annual operating and financial reports to the Management Committee.

         3.13    Removal or Resignation of Chief Executive Officer. The Management Committee may remove and replace the Chief Executive Officer, in its sole and absolute discretion if, at any time or from time to time, it becomes dissatisfied with the Chief Executive Officer's performance under this LLC Agreement (regardless of whether such dissatisfaction shall constitute legal "cause" for termination). A Person who has been removed as Chief Executive Officer shall continue to be a Member or Economic Interest Owner for all other purposes of this LLC Agreement, if the Chief Executive Officer is also a Member or Economic Interest Owner in the Company.

         The Chief Executive Officer of the Company may resign at any time by giving sixty (60) days advance written notice to each of the representatives to the Management Committee. The resignation of a Chief Executive Officer shall take effect sixty (60) days from the date of the notice or at such later time as shall be specified in the notice and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Chief Executive Officer who is also a Member or Economic Interest Owner shall not affect the Chief Executive Officer's rights as a Member or Economic Interest Owner and shall not constitute a withdrawal of the Member or Economic Interest Owner from the Company.

         3.14    Compensation of Chief Executive Officer. The compensation of the Chief Executive Officer shall be fixed from time to time by the Management Committee, and no Chief Executive Officer shall be prevented from receiving any such compensation because the Chief Executive Officer is also a Member or Economic Interest Owner of the Company.

         3.15    Restrictions on the Members. No Member or Economic Interest Owner individually shall have the authority to do any binding act on behalf of the Company without the approval of the Members as provided in this LLC Agreement.

ARTICLE 4
RIGHTS AND OBLIGATIONS OF MEMBERS

         4.1     Limitation of Liability. Each Member's and Economic Interest Owner's liability shall be limited as set forth in this LLC Agreement, the Delaware Act and other applicable law. To the maximum extent allowed by the Delaware Act and other applicable law, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Company generally.

         4.2     Company Liabilities. A Member or Economic Interest Owner will not be personally liable for any debts or losses of the Company beyond the Member's or Economic Interest Owner's respective capital contributions and any obligation of the Members and Economic Interest Owners to make additional Capital Contributions as provided in this LLC Agreement, except as required by law.

         4.3     Priority and Return of Capital. Except as otherwise expressly provided in this LLC Agreement, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either for the return of Capital Contributions or for Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

         4.4     Liability of a Member or Economic Interest Owner to the Company. A Member or Economic Interest Owner who rightfully receives a return in whole or in part of its Capital Contribution is liable to the Company only to the extent now or hereafter provided by the Delaware Act.

         4.5     Independent Activities. Except as may otherwise be agreed upon in writing between the Company and a Member or Economic Interest Owner, each Member or Economic Interest Owner shall be required to devote only such time to the affairs of the Company as such Member or Economic Interest Owner determines in its sole discretion, and each such Member or Economic Interest Owner shall be free to serve any other Person in any capacity that it may deem appropriate in its discretion; provided, however, that no Member or Economic Interest Owner shall either directly or indirectly engage in any activities which in any way concern or are related to the license, sale, provision, use or marketing of products, services or activities which are licensed, sold, provided, used or marketed by the Company or its Subsidiaries, or which activities otherwise are competitive with the Company or its Subsidiaries or otherwise, without first acquiring the written approval of each of the representatives of the Management Committee not appointed by the Member or Economic Interest Owner requesting or requiring such approval.

ARTICLE 5
MEETINGS OF MEMBERS

         5.1     Annual Meeting. The annual meeting of the Members shall be held on the second Tuesday in April or at such other time as shall be determined by the Members for the purpose of the transaction of such business as may come before the meeting. The matters requiring the consent of the Members are set forth in Section 3.10.

         5.2     Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member or Members holding at least one-fifth (1/5) of all Series CE Voting Interests held by the Members.

         5.3     Place of Meetings. The Members may designate any place, either within or outside the state of Delaware, as the place of meeting for any meetings of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal place of business of the Company.

         5.4     Notice of Meetings. Except as provided in Section 5.5 below, for any annual meeting held at such time as provided in Section 5.1 above, and for all special meetings, written notice stating the place, day, and hours of the meeting and the purpose or purposes for which the meeting is called shall be delivered not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Members calling the meeting, to each Member entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the Member at the Member's address as it appears on the books of the Company, with postage thereon prepaid.

         5.5     Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the state of Delaware, and consent to the holding of a meeting at that time and place, the meeting shall be valid without call or notice, and at the meeting lawful action may be taken.

         5.6     Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjourned meeting, the date on which notice of the meeting is mailed shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, the determination shall apply to any adjourned meeting.

         5.7     Quorum. Two Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, the Members represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

         5.8     Voting. If a quorum is present, the affirmative vote of two Members of the relevant Series shall be the act of the Members respecting such Series, unless the vote of a greater proportion or number is required by this LLC Agreement, the Company's Certificate of Formation or the Delaware Act. Unless otherwise expressly provided in this LLC Agreement or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent, their vote shall be counted in the determination of whether the requisite matter was approved by the Members.

         5.9     Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or a duly authorized attorney-in-fact. The proxy shall be delivered to any one (1) or more of the remaining Members before or at the time of the meeting. No proxy shall be valid after three (3) years from the date of its execution, unless otherwise provided in the proxy.

         5.10    Action by Members without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more counterparts of a written consent describing the action taken and signed by each Member entitled to vote, which consent shall be included in the minutes or filed with the Company records. Action taken under this Section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

         5.11    Waiver of Notice. When any notice is required to be given to any Member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at, or after the given time stated therein, and delivered to the Company for inclusion in the minutes or filing with the Company records, shall be equivalent to the giving of the notice. A Member's attendance at any meeting shall constitute a waiver: (i) to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to the holding of the meeting or transacting business at the meeting; and (ii) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless such person objects to considering the matter when it is presented.

         5.12    Chairperson of Meeting; Designation of Authorized Representatives. Each meeting of Members shall be conducted by the Chairman or such other Person as the Chairman may appoint pursuant to such rules for the conduct of the meeting as the Chairman or such other Person deems appropriate. Each Member shall designate to the Chairman, in writing, one (1) authorized representative of the Member who will vote or consent on all matters under this LLC Agreement for such Member. Such designation will continue until revoked in writing. Within thirty (30) days of the execution of this LLC Agreement, the Members shall designate their initial authorized representative.

ARTICLE 6
CAPITAL CONTRIBUTIONS

         6.1     Initial Capital Contributions. A Capital Account shall be maintained for each Member as provided in Section 2.1(b) above, which shall include the initial Capital Account balance of each Member as set forth on Exhibit A, attached hereto. The number of Units of Voting Interest and Economic Interest of each Member in each Series shall be as also set forth in Exhibit A. No Member shall have any interest or rights in the capital contributed by any other Member.

         6.2     Additional Capital Contributions. The Members and Economic Interest Owners recognize that Series CE or SEL of the Company may require additional capital from time to time in order to accomplish the purposes and the business for which the Company is formed. If by an affirmative vote or consent all of the Members holding Voting Interests in such particular Series determine in good faith that additional Capital Contributions for a particular Series are necessary for the operation of the Company or its Subsidiaries, each Member and Economic Interest Owner of such Series shall within thirty (30) days of such vote or consent contribute their respective share of the additional contribution to the capital of the Company as determined by all of the Members of such Series pursuant to such affirmative vote or consent, which share shall be determined on a pro rata basis with reference to the relationship of each respective Member's or Economic Interest Owner's Economic Interest of such Series to the total of the Economic Interests of all of the Members and Economic Interest Owners of such Series. The Chairman shall make such determination and provide notice to each Member and Economic Interest Owner of such Series within ten (10) days of such vote or consent of the call for such additional contribution, the amount to be contributed by such person, and the date on which such contribution is due. Unless otherwise agreed to by the affirmative vote or consent of all of the Members holding such Series, all such additional Capital Contributions shall be made in cash. No voluntary contributions to capital shall be made by any Member or Economic Interest Owner absent the affirmative vote or consent of all of the Members. Any Additional Capital Contributions made to the Company for the benefit of SEL pursuant to this Section 6.2 shall be immediately made to SEL and any Member making an Additional Capital Contribution pursuant to this Section 6.2 is hereby authorized to make such Contribution directly to SEL on the Company's behalf. If not all Members make their proportionate contribution, the amount of any Additional Capital Contribution for such particular capital call shall be returned immediately.

         6.3     Breach or Violation of Indemnity Obligations.

                 6.3.1  None of the terms, covenants, obligations or rights contained in Section 6.2 and this Section 6.3 are or shall be deemed to be for the benefit of any Person or entity other than the Members, Economic Interest Owners, and the Company, and no such third person shall under any circumstances have any right to compel any actions or payments by the Members or Economic Interest Owners.

                 6.3.2  Any breach or violation by a Member (including a Member possessing only voting rights as provided for under this LLC Agreement) of any indemnity obligations contained in this LLC Agreement will result in such Member or Economic Interest Owner being deemed a "Non-Contributing Person" by reason of the failure to make an additional Capital Contribution in the amount of the losses, damages, costs and expenses (including reasonable attorneys' fees) incurred by the Company or the non-breaching Members by reason of such breach or violation. If the deemed Non-Contributing Person fails to cure such breach or violation to the satisfaction of the Management Committee and the non-breaching Members within thirty (30) days after its receipt of notice of such breach or violation from the Management Committee (which notice shall be sent pursuant to a unanimous vote of the Management Committee determined in good faith, except that any representative of the Non-Contributing Person in the Management Committee shall not be permitted to vote on such action), the deemed Non-Contributing Person shall relinquish all voting rights associated with its Voting and Economic Interest for all Series. Thereafter, the deemed Non-Contributing Person may cure such breach or violation by making a cure contribution; provided, however, that should it ultimately be determined by the affirmative vote or consent of a Majority in Interest or by a court of competent jurisdiction that any such damages were not attributable to a breach or violation of this LLC Agreement by such deemed Non-Contributing Person, such deemed Non-Contributing Person shall immediately be reinvested with any and all voting rights lost on account the operation of this Section 6.3.2 and any economic consequences of the tentative operation of this Section 6.3.2 on the Non-Contributing Person (such as a loss of distributions or payment by such Non-Contributing Person of any Cure Contribution or other payment in respect of such alleged breach or violation) shall be properly cured and reversed.

         6.4     Capital Accounts of Members. The amount of any additional Capital Contribution made by any Member or Economic Interest Owner shall be added to the Capital Account of such contributing Member or Economic Interest Owner for the applicable Series as of the date of expiration of the thirty (30) day periods and/or ten (10) day period, as the case may be, set out in Section 6.2 above. Any increase in a Member's or Economic Interest Owner's Preference Contribution Account pursuant to Section 6.3.2 shall not be added to such Member's or Economic Interest Owner's Capital Account for each Series.

         6.5     Adjustment of Interests. If additional Capital Contributions are made in accordance with Section 6.2 above, or in conjunction with the admission of a new Member pursuant to Article 11 of this LLC Agreement, the Economic and Voting Interests of each Member and Economic Interest Owner shall be adjusted for the applicable Series (which shall be reflected on a revised Exhibit A) to reflect such additional contributions in accordance with the following formula:

                 6.5.1  Each Member's and Economic Interest Owner's Economic and Voting Interests shall be adjusted to the same ratio as the Member's or Economic Interest Owner's total Adjusted Capital Account bears to the total Adjusted Capital Accounts of all the Members and Economic Interest Owners as of the adjustment date. The adjustment date shall be the date of the expiration of the thirty (30) day period and/or ten (10) day period, as the case may be, set out in Section 6.2 above or the date a new Member is admitted, as the case may be.

                 6.5.2  This Economic and Voting Interests adjustment shall be made after every additional Capital Contribution, whether such additional Capital Contribution is the result of the admission of a new Member or a call for additional contributions. In the event that there is any transfer in whole or in part, of a Member's or Economic Interest Owner's Voting or Economic Interests in the Company, then the transferee of such Member or Economic Interest Owner shall stand in the same position as the Member or Economic Interest Owner whose interest they have acquired, unless all of the Members have agreed otherwise.

         6.6     Interest and Other Amounts. No Member or Economic Interest Owner shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account or for services rendered to or on behalf of the Company or otherwise in its capacity as a Member or Economic Interest Owner, except as otherwise provided in this LLC Agreement or other agreement approved and ratified by all of the Members between the Company and such Member or Economic Interest Owner.

         6.7     Amendment of Documents. Except as provided above or pursuant to a Member's or Economic Interest Owner's acquisition of an additional Economic Interest as permitted under this LLC Agreement, any adjustments in Economic or Voting Interests for any Series shall be effectuated by amending this LLC Agreement and the execution and filing of any other documents required by the Delaware Act.

         6.8     Withdrawal of Capital Contribution. Except as otherwise provided in this LLC Agreement, the affirmative vote or consent of all of the Members shall be required to modify, compromise or release the amount and/or character of a Member's or Economic Interest Owner's Capital Contribution, or any promise made by a Member as consideration for the acquisition of an interest in the Company. Under circumstances requiring the return of any Capital Contribution, no Member or Economic Interest Owner shall have the right to receive any property of the Company, other than cash, except as may be specifically provided herein.

         6.9     Loans of Members. A Member or Economic Interest Owner may loan cash or other property to the Company, should additional funds be required, upon such terms as all of the Members shall agree by affirmative vote or consent. Loans by any Member or Economic Interest Owner to the Company shall not be considered as contributions to the capital of the Company. Except as otherwise provided in this LLC Agreement, none of the Members or Economic Interest Owners shall be obligated to make any loan or advance to the Company.

ARTICLE 7
ALLOCATIONS

         7.1     Net Profits of Series CE. After giving effect to the special allocations set forth in this Article 7, Net Profits attributable to Series CE for any fiscal year shall be allocated among the Members and Economic Interest Owners of Series CE in proportion to their respective number of Series CE Economic Interest units.

         7.2     Net Losses for Series CE. After giving effect to the special allocations set forth in this Article 7, Net Losses attributable for Series CE Economic Interest holders for any fiscal year shall be allocated among the Series CE Economic Interest holders in proportion to their respective number of Series CE Economic Interest units.

         7.3     Net Profits of Series SEL. After giving effect to the special allocations set forth in this Article 7, Net Profits attributable to Series SEL for any fiscal year shall be allocated among the Series SEL Economic Interest holders in proportion to their respective number of Series SEL Economic Interest units.

         7.4     Net Losses for Series SEL. After giving effect to the special allocations set forth in this Article 7, Net Losses attributable to Series SEL for any fiscal year shall be allocated among the Series SEL Economic Interest holders in proportion to their respective number of Series SEL Economic Interest units.

         7.5     Special Allocations. Notwithstanding the prior allocation provisions, the special allocations set forth in Exhibit B shall be made in the order set forth therein.

ARTICLE 8
ACCOUNTING, DISTRIBUTIONS AND TAXES

         8.1     Distribution of Cash for Series SEL. Within 45 days after the close of each quarter of each fiscal year, or more frequently upon the affirmative vote or consent of the Management Committee of SEL, cash received by the Company from distributions from SEL shall be distributed to the Members and Economic Interest Owners for such Series as follows:

                 8.1.1  First, to the Series SEL Members and Economic Interest Owners in proportion to the number of their respective SEL Economic Interest Units in an amount equal to forty-five percent (45%) of the Net Profits of the Company attributable to Series SEL with respect to such period (and prior periods if not previously distributed), or such greater amount as may be determined upon the affirmative vote or consent of all of the SEL Management Committee or required to pay any "Accrued Flow-Through Tax Liability" attributed to the Members from the Company;

                 8.1.2  Next, to the Series SEL Members and Economic Interest Owners in proportion to their respective number of Series SEL Economic Interest units.

         Further, notwithstanding the foregoing, no distributions shall be made unless, after distribution is made, the assets of the Company attributable to such Series are in excess of the liabilities of the Company attributable to such Series, except amounts payable to Members or Economic Interest Owners on account of Capital Contributions.

         For purposes of this Article 8, the term "Accrued Flow-Through Tax Liability" shall mean any federal or state tax liability assessed against the Members by virtue of any Net Profits of the Company.

         8.2     Distribution of Cash for Series CE. Within 45 days after the close of each quarter of each fiscal year, or more frequently upon the affirmative vote or consent of the Management Committee, available cash of the Company (other than cash received by the Company from distributions from SEL) shall be distributed to the Members and Economic Interest Owners for such Series as follows:

                 8.2.1  First, to the Series CE Members and Economic Interest Owners in proportion to the number of their respective Series CE Economic Interest Units in an amount equal to forty-five percent (45%) of the Net Profits of the Company attributable to Series CE with respect to such period (and prior periods if not previously distributed), or such greater amount as may be determined upon the affirmative vote or consent of all of the Management Committee or required to pay any "Accrued Flow-Through Tax Liability" attributed to the Members from the Company;

                 8.2.3  Next, to the Series CE Members and Economic Interest Owners in proportion to their respective number of Series CE Economic Interest units.

         Further, notwithstanding the foregoing, no distributions shall be made unless, after distribution is made, the assets of the Company attributable to such Series are in excess of the liabilities of the Company attributable to such Series, except amounts payable to Members or Economic Interest Owners on account of Capital Contributions.

         8.3     Accounting. The fiscal and tax year of the Company shall be the calendar year. For tax purposes, the records of the Company shall be maintained on an accrual method of accounting. The books of account of the Company shall be kept and maintained at all times at the principal place of business of the Company or such other location as determined by the Management Committee. Each Member shall have the right at all reasonable times during usual business hours to audit, examine and make copies of or extracts from the books of account of the Company, and a list of the names and addresses of all of the Members and Economic Interest Owners. Such right may be exercised through any agent of such Member. Each Member shall bear all expenses incurred in any examination made for its account.

         As soon as reasonably practicable after the end of each calendar month, the Chief Executive Officer shall furnish each Member and Economic Interest Owner with an interim unaudited balance sheet of the Company as of the last day of such calendar month, an unaudited statement of profit or loss of the Company for such calendar month, and an unaudited statement of cash receipts and disbursements for such calendar month, each separately stating such amounts for each Series and each prepared in accordance with generally accepted accounting principles. As soon as reasonably practicable after the end of each fiscal and tax year, the Chief Executive Officer shall furnish each Member and Economic Interest Owner with: (i) a balance sheet of the Company as of the last day of such fiscal or tax year, a statement of profit or loss of the Company for such year, and a statement of cash receipts and disbursements, each separately stating such amounts for each Series and each prepared in accordance with generally accepted accounting principles and audited by the Company's independent certified public accountants; (ii) a statement showing the amounts allocated to or allocated against each Member and Economic Interest Owner pursuant to Article 7 of this LLC Agreement during or in respect of such year, and any items of income, deduction, credit, or loss allocated to them; and (iii) a copy of the federal income tax return of the Company.

         8.4     Tax Elections. Upon the affirmative vote or consent of the Management Committee, the Tax Matters Member shall make any tax election for the Company allowed under the Internal Revenue Code of 1986, as amended; provided, however, that upon the request of a transferring or distributing Member (of LLC property), the Tax Matters Member shall make an election to cause the basis of Company property to be adjusted for federal income tax purposes as provided by Section 734 and 743 of the Internal Revenue Code of 1986, as amended, pursuant to such transfer of an Economic Interest or the death of or distribution of property to such Member or Economic Interest Owner provided further however, that the requesting Member shall reimburse the Company for all incremental reporting costs associated therewith.

         8.5     Tax Matters Partner. KLT is hereby designated as the Tax Matters Partner of the Company pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. If KLT ceases to be a Member, its status as Tax Matters Partner shall cease, and a successor Tax Matters Partner shall be as chosen by the affirmative vote or consent of all of the Members.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

         9.1     In General. As of the date hereof, each Member (each a "Representing Party") makes each of the following representations and warranties applicable to such Member:

                 9.1.1  If such Representing Party is a corporation, partnership, trust, limited liability company, limited liability partnership or any other legal entity, it is duly organized or duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority as an entity to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Representing Party is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Representing Party has the power and authority as an entity to execute and deliver this LLC Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this LLC Agreement has been duly authorized by all necessary actions of the Representing Party entity. This LLC Agreement constitutes the legal, valid, and binding obligation of such Representing Party.

                 9.1.2  Neither the execution, delivery, and performance of this LLC Agreement nor the consummation by such Representing Party of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Representing Party, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement, certificate of formation, articles of organization, or other formation and operating documents of such Representing Party, or of any material agreement or instrument to which such Representing Party is a party or by which such Representing Party is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization or approval under any indenture, mortgage, lease agreement, or instrument to which such Representing Party is a party or by which such Representing Party is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Representing Party.

                 9.1.3  Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Representing Party under this LLC Agreement or the consummation by such Representing Party of any transaction contemplated hereby has been completed, made or obtained on or before the effective date of this LLC Agreement.

                 9.1.4  There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Representing Party, threatened against or affecting such Representing Party or any of their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Representing Party's ability to perform its obligations under this LLC Agreement or to have a material adverse effect on the consolidated financial condition of such Representing Party; and such Representing Party has not received any currently effective notice of any default, and such Representing Party is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Representing Party's ability to perform its obligations under this LLC Agreement or to have a material adverse effect on the consolidated financial condition of such Representing Party.

                 9.1.5  Such Member acquired its interest in the Company based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this LLC Agreement will be based upon its own investigation, analysis and expertise. Such Member's acquisition of its interest in the Company has been made for its own account for investment, and not with a view to the sale or distribution thereof.

ARTICLE 10
RESTRICTIONS ON TRANSFER

         10.1    General.

                 10.1.1  Except as otherwise specifically provided in this LLC Agreement (including but not limited to Section 10.3), neither a Member nor an Economic Interest Owner shall have the right without the affirmative vote or consent of the Management Committee to sell, assign, encumber, pledge, hypothecate, transfer, exchange, distribute or otherwise transfer for consideration, gift, bequeath, distribute or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) (each such action a "Transfer") all or part of its interest in the Company, except for transfers of Voting or Economic Interests from one Member to another and transfers of Voting or Economic Interests from one Member to an Affiliate of that Member. The transfer of the Economic Interest of a Bankrupt Member or Economic Interest Owner shall be governed by Sections 12.4 and 12.5 below. Any purported Transfer of any interest in the Company in contravention of this LLC Agreement shall be null and void and of no force or effect.

                 10.1.2  Subject to the provisions of Section 10.1.1 above and except as otherwise permitted pursuant to Section 10.1.1, all Transfers shall also be subject to the following rules and conditions: (i) the Transfer shall be in compliance with all applicable federal and state securities laws; (ii) the Transfer shall not result in any materially adverse tax consequence to the Company or any remaining Member; (iii) the Transfer shall not result in the Company being required to register as an investment company under the Investment Company Act of 1940, as amended, or any regulations promulgated thereunder; and (iv) if the Transfer is to a person or entity that is not a Member or an Affiliate of any Member, such Transfer shall be subject to the provisions of Sections 10.3, 10.4 and 10.5, of this LLC Agreement.

          10.2    Transferee Not Member in Absence of Consent. Notwithstanding anything contained in this LLC Agreement to the contrary, and except for those transfers permitted under Section 10.1 hereof, if the Management Committee does not by affirmative vote or consent approve of the proposed Transfer of a Member's or Economic Interest Owner's Economic Interest in the Company to a transferee or donee who is not a Member immediately before the Transfer and the admission of such transferee as a Member as provided in Article 11 below, the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company, including, without limitation, any rights to appoint representatives to the Management Committee, or to become a Member. Subject to the satisfaction of the requirements of Section 10.1 above, the transferee or donee shall be merely an Economic Interest Owner. Furthermore, except as agreed upon by the Management Committee or as otherwise provided in this LLC Agreement or the Delaware Act, upon a Member's transfer of its Economic Interest, such Member's rights to participate in the management and affairs of the Company, including, without limitation, its voting rights, and any rights to appoint representatives to the Management Committee, shall cease.

         10.3    Right of First Offer.

                 10.3.1  Notwithstanding anything herein to the contrary (including but not limited to Section 10.1.1), if any Member (the "Transferring Member") intends to transfer all or a portion of its Voting Interest or Economic Interest (the "Sale Interest") to any Person or entity who is not a Member or Affiliate of any Member of the Company (a "Third Party"), the Transferring Member shall give written notice (the "Transfer Notice") to the other Members of the same Series (the "Non-Transferring Members") of such intention. The Transfer Notice, in addition to stating the fact of the intention to transfer, shall set forth: (i) the amount of Sale Interest proposed to be transferred; (ii) the name and address of the Third Party; (iii) the proposed amount of consideration and terms and conditions of payment offered by the Third Party; and (iv) that the Third Party has been informed of the Transfer Notice provided for in this Section 10.3. Each of the Non-Transferring Members may, within thirty (30) days of its receipt of a Transfer Notice, exercise an option to purchase its pro-rata portion of the Sale Interest intended to be transferred by the Transferring Member as indicated in the Transfer Notice. Each of the Non-Transferring Members must exercise its option to purchase its pro-rata portion of the Sale Interest on the terms of the Transfer Notice or forfeit its option granted hereunder. The Non-Transferring Member(s), if any, shall exercise its or their, as the case may be, option by delivering written notice (the "Acceptance Notice") to the Transferring Member within the time period specified above.

                 10.3.2  The purchase price for the Sale Interest purchased pursuant to this Section 10.3 shall be as set forth in the Transfer Notice. The closing of the sale and purchase shall take place within sixty (60) days after the delivery to the Transferring Member of the Acceptance Notice.

                 10.3.3  If not all of the Non-Transferring Members elect to exercise their respective option to purchase its pro-rata interest in the remaining portion of the Sale Interest pursuant to Section 10.3.1 above, then the Transferring Member may transfer the Sale Interest according to the terms of the Transfer Notice at any time within one hundred eighty (180) days after the expiration of the thirty (30) day period specified in Section 10.3.1 above. Such transfer shall not require consent pursuant to Section 10.1.1, but shall be subject to all other terms, covenants and conditions of this LLC Agreement.

         10.4    Co-Sale Rights. If any Member other than Holdings (the "Existing Member(s)") desires to transfer a Sale Interest to a Third Party (the "Third Party Sale"), such Existing Member shall first give written notice (a "Third Party Sale Notice") to Holdings, and Holdings may elect, in its sole discretion, to participate in such sale and sell a proportionate share (determined with respect to the ratio of the Sale Interest to the Voting Interest or Economic Interest, as the case may be, owned by the Existing Member) of its Voting Interest or Economic Interest, as the case may be, then owned by Holdings to the same Third Party on the same terms and conditions as the Existing Member (the "Co-Sale Right"). Such Third Party Sale Notice shall set forth: (i) the amount of Sale Interest proposed to be transferred; (ii) the name and address of the Third Party; (iii) the proposed amount of consideration and terms and conditions of payment offered by the Third Party; and (iv) that the Third Party has been informed of the Co-Sale Right provided for in this Section 10.4. Holdings shall notify the Existing Member within thirty (30) days of receipt of the notice of the Third Party Sale, whether Holdings shall exercise its Co-Sale Right, and if Holdings does not give such notice in a timely manner, such right shall expire with respect to such instance. Upon the consummation of a sale by Holdings pursuant to its exercise of its Co-Sale Right in connection with a Third Party Sale, Holdings shall make available for transfer the certificate representing the respective Voting Interest or Economic Interest being transferred, as the case may be, and shall be entitled to receive its pro rata share of the proceeds of such Third Party Sale simultaneously with such transfer. The Co-Sale Right may be exercised any number of times but may not be transferred by Holdings under any circumstances. To the extent the Third Party refuses to purchase the Voting Interest or Economic Interest, or any part thereof, from Holdings, the Existing Member shall not be permitted to transfer the Sale Interest to such Third Party.

         10.5    Come Along Rights. Notwithstanding the other provisions of this Article 10, if all but one of the Members (the "Selling Members") negotiate a bona fide disposition of all the Voting and Economic Interests owned by the Selling Members to a Third Party, which disposition has complied with the procedures of this Article 10, the other Member (the "Other Member") shall, upon the written request of the Selling Members, sell to the Third Party all Voting and Economic Interests owned by the Other Member at the time on the same terms and conditions on which the Voting and Economic Interests of the Selling Members are negotiated to be sold to the Third Party by the Selling Members. The Selling Members shall give the Other Member written notice, executed by each Selling Member, of any proposed disposition under this Section 10.5 at least thirty (30) days prior to the date on which such disposition is scheduled to be consummated, including the terms and conditions thereof.

ARTICLE 11
ADMISSION OF SUCCESSOR MEMBERS OR NEW MEMBERS

         11.1    Admission of Successor Members or New Members. A Person, including a transferee or donee of a Member or other Person owning an Economic Interest, shall be deemed admitted as a Member of the Company only upon the satisfactory completion of the following:

                 (a)     Except for those Transfers permitted pursuant to Section 10.1.1, the Management Committee shall have consented to the admission of the Person as a Member of the Company and, in the case of a new Member, the Management Committee shall have consented to the amount and character of the proposed Capital Contribution of such new Member.

                 (b)     The Person shall have accepted and agreed to be bound by the terms and provisions of this LLC Agreement and such other documents or instruments as the Management Committee may require.

                 (c)     The Person shall have executed a counterpart of this LLC Agreement to evidence the consents and agreements above, and any changes in the Certificate of Formation of the Company and this LLC Agreement shall have been executed and filed as deemed necessary by the Management Committee.

                 (d)     If the Person is a corporation, partnership, limited liability company, trust, association or other entity, the Person shall have provided the Management Committee with evidence satisfactory to counsel for the Company of its authority to become a Member under the terms and provisions of this LLC Agreement.

                 (e)     If required by the Management Committee, counsel for the Company or a qualified counsel for the transferee or donee or new Member, which counsel shall have been approved of by the Members, shall have rendered an opinion to the Members that the admission of the Person as a Member is in conformity with the Delaware Act and that none of the actions in connection with the admission will cause the termination or dissolution of the Company or will adversely affect its classification as a partnership for federal and state income tax purposes.

                 (f)     The Person, as required by the Management Committee, shall have paid all reasonable legal fees of the Company and the Members and filing costs in connection with its admission as a Member.

         11.2    Financial Adjustments. No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Company shall, at its option, at the time a Member is admitted, do one of the following (i) close the Company's books (as though the Company's tax year had ended) or (ii) make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

ARTICLE 12
TERM. TERMINATION. AND DISTRIBUTION UPON LIQUIDATION

         12.1    Term. The term of the Company commenced on the date the Certificate of Formation for the Company is filed in the Office of the Delaware Secretary of State in accordance with the Delaware Act and shall continue until December 31, 2047, unless earlier dissolved by the unanimous written consent of all of the Members, or the provisions of the Certificate of Formation, this LLC Agreement or the Delaware Act.

         12.2    Withdrawal of a Member. A Member may withdraw, retire or resign from the Company at any time upon giving ninety (90) days prior written notice of such withdrawal to the remaining Members; provided, however, that absent the approval of such withdrawal by the affirmative vote or consent of all of the remaining Members within such ninety (90) day notice period, such a withdrawal shall be deemed a breach of this LLC Agreement allowing the Company to recover from the withdrawing Member damages for such breach as reasonably determined by the remaining Members, including, without limitation, attorneys' fees, and offset such damages against the amounts otherwise distributable to the withdrawing Member.

         Subject to the remaining provisions of this LLC Agreement, upon the withdrawal of a Member, the withdrawing Member shall be entitled to the "net asset value" of its aggregate Economic Interest in each Series it owns, which amount shall be the value of the Series' assets, net of the debts, liabilities and obligations attributable to the Series; less any deficit balance in the withdrawing Member's Capital Account, such consideration which the Company shall pay in cash at the closing, which closing shall be within thirty (30) days of the date such purchase price is determined at such time and place as designated by the Company. For purposes of this determination, the value of the Company's assets, other than cash, certificates of deposit and other instruments the value of which are readily ascertainable, shall be determined with reference to the fair market value of such assets as determined by the Company's regularly employed independent certified public accountant, which determination shall be final, binding and conclusive upon all parties.

         Notwithstanding the foregoing, if such withdrawal is deemed to be a breach of this LLC Agreement as provided above, then the amount to which the withdrawing Member is entitled for its Economic Interest shall not include any amount attributable to the goodwill of the Company and shall be reduced by an amount equal to any damages attributable to such breach as described above.

         12.3    Events of Dissolution. Unless the continuation of the Company's business is approved by the affirmative vote or consent of all of the remaining Members within ninety (90) days of an event of withdrawal, the Company shall immediately dissolve upon an event of withdrawal. An event of withdrawal shall include:

                 12.3.1  The withdrawal, retirement or resignation of a Member absent the approval of the remaining Members and the failure to purchase a withdrawing Member's Economic Interest as provided in Section 12.2 above;

                 12.3.2  In the case of a Member that is a natural person, the death or insanity of such Member or the entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his person or his estate;

                 12.3.3  A Member becoming a Bankrupt Member (as defined in Section 12.4 below);

                 12.3.4  In the case of a Member that is a trust, the termination of the trust or the distribution of such trust's entire interest in the Company, but not merely the substitution of a new trustee;

                 12.3.5  In the case of a Member that is a general or limited partnership, the dissolution and commencement of winding up of such partnership or a distribution of its entire interest in the Company;

                 12.3.6  In the case of a Member that is a corporation, the filing of articles of dissolution, or their equivalent, for the corporation or revocation of its charter or its distribution of its entire interest in the Company;

                 12.3.7  In the case of a Member that is an estate, the distribution by the fiduciary of the estate's entire interest in the Company;

                 12.3.8  In the case of a Member that is a limited liability company, the filing of a certificate of cancellation or articles of dissolution or termination, or their equivalent, for the limited liability company or a distribution of its entire interest in the Company;

                 12.3.9  December 31, 2047;

                 12.3.10 The affirmative vote or consent by all of the Members to dissolve, wind up and liquidate the Company;

                 12.3.11 The happening of any other event that makes it unlawful or impossible to carry on the business of the Company; or

                 12.3.12 Any event which causes there to be only one (1) Member.

         Except as otherwise provided in this LLC Agreement or the Delaware Act, upon the occurrence of an event of withdrawal as described in subsection 12.3.1 through 12.3.8 above, the Member subject of such an event shall cease to be a Member and shall thereafter be an Economic Interest Owner. An event of withdrawal shall not include a Transfer of a Member's interest pursuant to Article 10 above.

         12.4    Bankruptcy of a Member. A "Bankrupt Member" shall mean any Member or Economic Interest who:

                 12.4.1  makes an assignment for the benefit of its creditors;

                 12.4.2  files a voluntary petition in bankruptcy;

                 12.4.3  files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of such nature;

                 12.4.4  seeks, consents or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or Economic Interest Owner or of all or any substantial part of its property; or

                 12.4.5  is the subject of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, and one hundred twenty (120) days after commencement of such proceeding, the proceeding has not been dismissed; or without the Members' or Economic Interest Owners' consent or acquiescence has had a trustee, receiver or liquidator appointed for itself or for a substantial part of its property and the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

         12.5    Option to Purchase. The remaining Members shall have the option to purchase the Economic Interest of a Bankrupt Member for the purchase price determined and paid in accordance with the methodology, terms and conditions provided in Section 12.2 above for the purchase of a withdrawing Member's interest; provided, however, that no discounts shall be made to the purchase price for any deemed breach of the LLC Agreement. If the remaining Members do not elect to acquire all of the Bankrupt Member's interest, the interest shall be transferred in accordance with Article 10 above, or if not transferred, retained by the Bankrupt Member. If the remaining Members exercise their option hereunder and the Bankrupt Member fails to assign its interest in the Company at the time and place fixed for closing, then the remaining Members may enforce the obligation of the Bankrupt Member by an action for specific performance.

         12.6    Cessation of Business. In the event of the occurrence of any event effecting the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until the Chairman has filed a certificate of cancellation in the office of Delaware Secretary of State or until a decree terminating the Company has been entered by a court of competent jurisdiction.

         12.7    Winding Up. Liquidation. and Distribution of Assets. Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution and the Chairman shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be wound up, the Chairman shall:

                 (a)     Collect and sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent a Majority in Interest may determine to distribute any assets to the Members and Economic Interest Owners in kind);

                 (b)     Allocate any Net Profits or Net Losses resulting from such sale or other disposition of the Company's assets to the Members' and Economic Interest Owners' Capital Accounts for each Series in accordance with Section 2.1(b) above;

                 (c)     Discharge all debts, liabilities and obligations of the Company, including those to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than debts, liabilities and obligations to Members and Economic Interest Owners for distributions, and establish such reserves as the Management Committee may deem reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Economic Interest Owners, the amounts of such reserves shall be deemed to be an expense of the Company);

                 (d)     Distribute the remaining assets, separately by Series, to the Members and Economic Interest Owners for each Series either in cash or in kind, with any assets distributed in kind being valued for this purpose at their fair market value, in accordance with such Members' positive Capital Account balances and the allocation provisions of Article 7.

         If any assets of the Company are to be distributed in kind, the fair market value of those assets as of the date of dissolution, other than cash, certificates of deposit and other instruments the value of which are readily ascertainable, shall be as determined as provided in Section 12.2 above. Those assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Interest Owners shall be adjusted pursuant to the provisions of this LLC Agreement to reflect such deemed sale;

                 (e)     Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated; and

                 (f)     The remaining Members shall comply with any applicable requirements of the Delaware Act pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

         12.8    Certificate of Cancellation. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining assets have been distributed to the Members and Economic Interest Owners, the Chairman shall execute a certificate of cancellation setting forth the information required by the Delaware Act and shall be delivered to the Delaware Secretary of State.

         12.9    Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this LLC Agreement, upon dissolution, each Member and Economic Interest Owner shall look solely to the assets of the Company for the return of its Capital Contributions. If the Company assets remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contributions of the Members and Economic Interest Owners, the Members and Economic Interest Owners shall have no recourse against any other Member or Economic Interest Owner.

ARTICLE 13
MISCELLANEOUS PROVISIONS

         13.1    Waiver of Right of Partition. It is specifically agreed that no Member or Economic Interest Owner shall have the right to ask for partition of the assets owned or hereafter acquired by the Company, nor shall any such Member or Economic Interest Owner have the right to any specific assets of the Company on the liquidation or winding up of the Company, except upon the affirmative vote or consent of all Members.

         13.2    Notices. Except as otherwise provided in this LLC Agreement, any notice required or permitted herein shall be in writing and shall be deemed to have been delivered, whether actually received or not, two (2) calendar days after being deposited in the United States mail, by registered mail, return receipt requested, postage prepaid, addressed to the party entitled thereto at the last address of such party provided by such party to the Company. Any notice to the Company shall be sent to the Company's principal place of business.

         13.3    Governing Law. This LLC Agreement has been made and executed in accordance with the Delaware Act and is to be construed, enforced, and governed in accordance therewith and with the laws of the State of Delaware. The parties agree that all actions or proceedings arising directly or indirectly from this LLC Agreement shall be commenced and litigated only in the District Court of Johnson County, Kansas, or the United States District Court for the District of Kansas, located in Kansas City, Kansas. The parties hereby consent to the jurisdiction over them of the District Court of Johnson County, Kansas, or the United States District Court for the District of Kansas, in all actions or proceedings arising directly or indirectly from this LLC Agreement.

         13.4    Entire Agreement. Except as otherwise provided herein, this LLC Agreement together with the recitals and Exhibits hereto, each of which are incorporated herein by this reference, constitutes the entire agreement among the Members on the subject matter hereof and may not be changed, modified, amended, or supplemented except in writing, signed by all of the Members. All other oral or written agreements, promises, and arrangements in relation to the subject matter of this LLC Agreement are hereby rescinded.

         13.5    Binding Agreement. Subject to the restrictions and encumbrances set forth herein, the terms and provisions of this LLC Agreement shall be binding upon, be enforceable by and inure to the benefit of the Members, Economic Interest Owners and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

         13.6    Interpretation. The descriptive headings contained in this LLC Agreement are for convenience only and are not intended to define the subject matter of the provisions of this LLC Agreement and shall not be resorted to for interpretation thereof.

         13.7     Severability. If any provision of this LLC Agreement or the application thereof to any individual or entity or circumstance shall be invalid or unenforceable to any extent, the remainder of this LLC Agreement and the application of such provisions to other individuals or entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         13.8    Waiver. No consent or waiver, express or implied, by any Member or Economic Interest Owner to or of any breach or default by any other Member or Economic Interest Owner in the performance by such other Member or Economic Interest Owner of its obligations under this LLC Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member or Economic Interest Owner of the same or any other obligations hereunder. The failure on the part of any Member or Economic Interest Owner to complain of any act or failure to act of any of the other Members or Economic Interest Owners or to declare any of the other Members or Economic Interest Owners in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member or Economic Interest Owner of its rights under this LLC Agreement.

         13.9    Equitable Remedies. The rights and remedies of any of the Members or Economic Interest Owners hereunder shall not be mutually exclusive. Each of the Members and Economic Interest Owners confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this LLC Agreement and agrees that in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member or Economic Interest Owners aggrieved as against a party for a breach or threatened breach of any provision hereof; it being the intention hereof to make clear the agreement of the Members and Economic Interest Owners that the respective rights and obligations of the Members and Economic Interest Owners hereunder shall be enforceable in equity as well as at law or otherwise.

         13.10   Attorney's Fees. In the event of a default by a Member or Economic Interest Owner under this LLC Agreement, the non-defaulting Members and Economic Interest Owners shall be entitled to recover all costs and expenses, including attorney's fees, incurred as a result of said default or in connection with the enforcement of this LLC Agreement.

         13.11   Counterparts. This LLC Agreement may be executed in two (2) or more counterparts, all of which taken together shall constitute one (1) instrument.

         13.12   Saving Clause. In the event any provision of this LLC Agreement shall be, or shall be found to be, contrary to the Delaware Act, such provision shall be deemed amended so as to conform with such Act.

         13.13   Further Documentation. Each of the parties hereto agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this LLC Agreement.

         13.14   Incorporation of Recitals. The preamble and recitals to this LLC Agreement are hereby incorporated by reference and made an integral part hereof.

         13.15   Indemnification. The Company shall indemnify any Member, representative on the Management Committee, Chairman or officer of the Company (each referred to as an "Indemnified Party") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, arbitration, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such Indemnified Party is or was a Member, representative on the Management Committee, Chairman or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such action, arbitration, suit or proceeding, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such action, arbitration, suit or proceeding, including any appeal thereof, if such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Party's conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Indemnified Party shall have been adjudged to be liable for gross negligence or gross misconduct in the performance of such Indemnified Party's duty to the Company unless and only to the extent that the court or arbitration in which the action, arbitration or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such Indemnified Party is fairly and reasonably entitled to indemnity for such expenses which the court or arbitration shall deem proper. The termination of any action, arbitration, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Party did not act in good faith and in a manner which such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Indemnified Party's conduct was unlawful.

         13.16   Holdings' Put Option.

                 (a)      Grant of Put Option. Holdings shall have the option (the "Holdings Put Option") to sell all or part of Holdings' Economic or Voting Interests in all or any Series (the "Put Interest") to the Company, upon written notice to the Company, if the Company has not, by January 31, 2004 (the "Triggering Date"): (i) consummated an initial public offering; (ii) merged with or into another entity; or (iii) dissolved or liquidated its assets. Holdings (including its permitted successors and assigns) shall have a period of ninety (90) days after the Triggering Date to exercise the Holdings Put Option. The events described in clauses (i), (ii) and (iii) of this Section 13.16(a) shall hereinafter be referred to as the "Triggering Events").

                 (b)     Purchase Price. The purchase price payable by the Company upon the exercise by Holdings of the Holdings Put Option shall equal the "fair market value" of the Put Interest. The "fair market value" of the Put Interest shall be determined by the mutual agreement of the Company and Holdings or, if the Company and Holdings cannot agree upon such value, then by appraisal by one or more third party appraisers selected by the Company and Holdings with significant experience in valuing companies of the size and otherwise similarly situated as the Company.

                 (c)     No Breach Upon Repurchase. Notwithstanding anything in Section 12.2 hereof to the contrary, the exercise by Holdings of the Holdings Put Option shall not be deemed a breach of this LLC Agreement and the repurchase by the Company of the Put Interest upon the exercise of the Holdings Put Option shall be expressly permitted notwithstanding anything herein to the contrary.

                 (d)      Termination of Holdings Put Option. The Holdings Put Option shall terminate immediately and without notice if any of the Triggering Events occur before the Triggering Date.

         IN WITNESS WHEREOF, the parties hereto have signed this LLC Agreement on the date first above written.

KLT ENERGY SERVICES INC.,
a Missouri corporation

By:  /s/John J. Grossi
Name:  John J. Grossi
Title:  CFO & Treasurer

ENVIRONMENTAL LIGHTING CONCEPTS, INC.
a Minnesota corporation

By:  /s/Mark R. Schroeder
Name:  Mark R. Schroeder
Title:  President

SE HOLDINGS, L.L.C.,
a Delaware limited liability company

By:  /s/Richard M. Zomnir
Name:  Richard M. Zomnir
Title:  CEO & President

EXHIBIT A

Name	Capital Account Balance	Number of Units Of Economic Interests and Voting Interests
KLT Energy Services Inc. FEIN: 43-1624928	$	Series CE Economic Interest: 6,288,000 Series CE Voting Interest 6,288,000 Series SEL Economic Interest 8,275,057 Series SEL Voting Interest 8,275,057
Environmental Lighting Concepts, Inc. FEIN: 41-1728966	$	Series CE Economic Interest 765,000 Series CE Voting Interest 765,000 Series SEL Economic Interest 580,000 Series SEL Voting Interest 580,000
SE Holdings, L.L.C. FEIN:_____________	$	Series CE Economic Interest 3,333,334 Series CE Voting Interest 3,333,334 Series SEL Economic Interest 1,144,943 Series SEL Voting Interest 1,144,943
TOTAL	$	Series CE Economic Interest 10,386,333 Series CE Voting Interest 10,386,333 Series SEL Economic Interest 10,000,000 Series SEL Voting Interest 10,000,000

 1

EXHIBIT B

Federal Income Tax Allocation Provisions

         Tax Allocation Definitions. As used herein and in this LLC Agreement, the following terms shall have the following meanings, unless the context otherwise specifies:

                 (a)     "Adjusted Capital Account Balance" means the balance (be it positive or negative) which would be obtained by adding to a Member's or Economic Interest Owner's Capital Account balance such Member's or Economic Interest Owner's share of the "Company Minimum Gain" and "Member Nonrecourse Debt Minimum Gain".

                 (b)     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

                 (c)     "Company Minimum Gain" has the meaning for "partnership minimum gain" set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

                 (d)     "Depreciation" means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such fiscal year, except that (i) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal tax purposes and which difference is being eliminated by use of the "remedial method" defined by Section 1.704-3(d) of the Regulations, Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

                 (e)     "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes (reduced by the amount of any liabilities that are liens on such asset), except as follows:

                         (i)     The initial Gross Asset Value of any asset contributed by a Member or Economic Interest Owner to the Company shall be the gross fair market value of such asset, as determined by the contributing Member or Economic Interest Owner and all of the remaining Members;

                         (ii)    The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member or Economic Interest Owner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member or Economic Interest Owner of more than a de minimis amount of property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

1

                         (iii)   The Gross Asset Value of any Company asset distributed to any Member or Economic Interest Owner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Management Committee;

                         (iv)    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Article 7 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section (e)(iv) to the extent the Management Committee determine that an adjustment pursuant to Section (e)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section (e)(iv).

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section (e)(i), Section (e)(ii), or Section (e)(iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

                 (f)     "Member Nonrecourse Debt" has the meaning of "partner nonrecourse debt" set forth in Section 1.704-2(b)(4) of the Regulations.

                 (g)     "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

                 (h)     "Member Nonrecourse Deductions" has the meaning for "partner nonrecourse deductions" set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

                 (i)     "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

                 (j)     "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

                 (k)     "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

         Special Rules Regarding Allocation of Tax Items. Notwithstanding the foregoing provisions of Article VI, the following special rules shall apply in allocating the Net Profits or Net Losses (or items thereof) of the Company:

2

         (1)     Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of Article 7 or this Exhibit B, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member or Economic Interest Owner shall be specially allocated items of Company income and gain for such Fiscal year (and, if necessary, subsequent Fiscal years) in an amount equal to such Member's or Economic Interest Owner's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member or Economic Interest Owner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section (1) is intended to comply with the minimum gain chargeback requirement in Section 1.704-1(f) of the Regulations and shall be interpreted consistently therewith.

         (2)     Except as otherwise provided in Section 1.704-1(i)(4) of the Regulations, notwithstanding any other provision of Article 7 or this Exhibit B, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member or Economic Interest Owner who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's or Economic Interest Owner's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member or Economic Interest Owner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section (1) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

         (3)     [intentionally omitted]

         (4)     Any Member Nonrecourse Deductions for any Fiscal year shall be specially allocated to the Member or Economic Interest Owner who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

         (5)     To the extent an adjustment to the adjusted tax basis of any Company asset is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member or Economic Interest Owner in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Member or Economic Interest Owners in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members and Economic Interest Owners to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

3

         (6)     In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) resulting in a Capital Account deficit for such Member in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this LLC Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), items of income and gain shall be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Regulations, such a Capital Account deficit as quickly as possible. The items to be allocated will be determined in accordance with Regulations Section 1.704-1(b)(2)(ii)(d)(6). This Section (6) is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such regulation; provided, that an allocation pursuant to this Section (6) shall be made only if and to the extent that such Member would have a Capital Account deficit after all other allocations provided for in Article 7 and this Exhibit B have been tentatively made as if this Section (6) were not in this LLC Agreement.

         (7)     In the event any Member has a deficit Capital Account at the end of any LLC taxable year in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this LLC Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of LLC income and gain (consisting of a pro rata portion of each item of LLC income and gain) as quickly as possible to eliminate such excess Capital Account deficits, provided, that an allocation pursuant to this Section (7) will be made if and only to the extent that such Member would have such a Capital Account deficit in excess of such sum after all other allocations provided for in Article 7 and this Exhibit B have been tentatively made as if Section (6) and this Section (7) were not in this LLC Agreement.

         (8)     No items of loss or deduction will be allocated to any Member to the extent that any such allocation would cause the Member to have a, or increase the amount of an existing, Capital Account deficit in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this LLC Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) at the end of any LLC taxable year. All items of loss or deduction in excess of the limitation set forth in this Section (8) shall be allocated among such other Members, which do not have such deficit Capital Account balances, pro rata, in proportion to their Economic Interests, until no Member may be allocated any such items of loss or deduction without having or increasing such a deficit Capital Account balance. Thereafter, any remaining items of loss or deduction shall be allocated to the Members, pro rata, in proportion to their relative aggregate Economic Interests.

         (9)     The allocations set forth in Sections (1), (2), (3), (4), (5), (6), (7), (8) and (9) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article 7 and this Exhibit B (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of such other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member in each LLC taxable year if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, Regulatory Allocations relating to (i) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain, and (ii) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Minimum Gain. Allocations pursuant to this Section (9) shall only be made with respect to Regulatory Allocations to the extent the Management Committee determine that such allocations shall otherwise be inconsistent with the economic agreement among the Members. Further, allocations pursuant to this Section (9) shall be deferred with respect to allocations pursuant to (i) and (ii) above to the extent the Management Committee determine that such allocations are likely to be offset by subsequent Regulatory Allocations.

4

         (10)    Other Allocation Rules.

                 (a)     The Members and Economic Interest Owners are aware of the income tax consequences of the allocations made by Article 7 and this Exhibit B and hereby agree to be bound by the provisions of Article 7 and this Exhibit B in reporting their shares of Company income and loss for income tax purposes.

                 (b)      Consistent with and subject to Section 11.2 of the LLC Agreement, for purposes of determining the Net Profits, Net Losses, or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by a Majority in Interest of the applicable Series using any permissible method under Code Section 706 and the Regulations thereunder.

                 (c)     Solely for purposes of determining a Member's or Economic Interest Owner's proportionate share of the "excess nonrecourse liabilities" of the Company, within the meaning of Regulations Section 1.752-3(a)(3), the Members' and Economic Interest Owners' interests in Company Net Profits are in proportion to their Economic Interests in the applicable Series; provided, however, that to the extent possible, such excess nonrecourse liabilities will instead be allocated so as to minimize any recognition of gain of any Member or Economic Interest Owner which would result under Code Section 731 or Section 752 from the restructuring.

         (d)     To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Members shall endeavor not to treat distributions of Net Profits as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt.

         (11)    Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members and Economic Interest Owners so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section (e)(i) above). The Members and Economic Interest Owners hereby agree that the "traditional method" described in Regulation Section 1.704-3(d) shall be used for allocating the disparity between the fair market value of a contributed asset and that asset's adjusted tax basis.

5

         Other than the mandatory use of the traditional allocation method as specified above in this Section (11), any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this LLC Agreement. Allocations pursuant to this Section (11) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provisions of this LLC Agreement.

6